                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                                STERLING BANCORP
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                STERLING BANCORP
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

[STERLING BANCORP LOGO]             650 FIFTH AVENUE / NEW YORK, N.Y. 10019-6108

LOUIS J. CAPPELLI
      CHAIRMAN
 & CHIEF EXECUTIVE
      OFFICER

                                                                  March 10, 2003

Dear Shareholder:

Sterling's Annual Meeting of Shareholders will be held on Tuesday, April 15, 2003, at 10:00 A.M., at The University Club, One West 54th Street, New York, N.Y., 10019 and you are invited to attend.

The Company's record performance in 2002 marked the seventh consecutive year that earnings reached an all time high. Net income increased 12.3%, to a record $21.8 million, while earnings per share, on a diluted basis, was $1.71. Total assets increased to $1.6 billion. Sterling's return on average assets in 2002 was 1.49% and its return on average tangible equity was 20.7%. In November, 2002, your Board of Directors approved a 20% stock dividend and an increased quarterly cash dividend of $0.19, up from $0.18 per share. These actions resulted in an increase of 27% in the effective annual dividend rate and reaffirms Sterling's long-standing commitment that the Company's success be shared with its shareholders on an ongoing basis.

It is important that your shares be represented at the Annual Meeting whether or not you are personally able to attend. Proxy material for the meeting accompanies this letter. You may vote your shares by using a toll free telephone number or on the Internet (see the instructions on the accompanying proxy card) or you may sign, date and mail the proxy card in the postage paid envelope provided.

Thank you for your continued interest and support.

                                         Sincerely,

                          /s/ Louis Cappelli

                            [STERLING BANCORP LOGO]
                                STERLING BANCORP

                   650 FIFTH AVENUE, NEW YORK, NY 10019-6108

                            NOTICE OF ANNUAL MEETING

                                 APRIL 15, 2003

     The Annual Meeting of Shareholders of Sterling Bancorp will be held on Tuesday, April 15, 2003, at 10:00 o'clock A.M., New York City time, at The University Club, One West 54th Street, New York, New York, 10019, to consider and act upon the following matters:

          1. Election of 9 directors to serve until the next Annual Meeting of Shareholders and until their successors are elected.

          2. Such other matters as may properly come before the meeting or any adjournment thereof.

     The close of business on March 5, 2003 has been fixed as the record date for the meeting. Only shareholders of record at that time are entitled to notice of and to vote at the Annual Meeting.

                                   IMPORTANT

     WE URGE THAT YOU SIGN, DATE AND SEND IN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE, OR TO VOTE VIA THE TOLL FREE TELEPHONE NUMBER OR VIA THE INTERNET AS INSTRUCTED ON THE PROXY CARD, WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING. SENDING IN YOUR PROXY OR VOTING BY TELEPHONE OR ON THE INTERNET WILL NOT PREVENT YOU FROM VOTING YOUR SHARES PERSONALLY AT THE MEETING, SINCE YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

                       By Order of the Board of Directors

                                                    MONICA LERCHER
                                                   Corporate Secretary
March 10, 2003

                            [STERLING BANCORP LOGO]

                                STERLING BANCORP
                                650 Fifth Avenue
                           New York, N.Y. 10019-6108
                               ------------------

                                PROXY STATEMENT

                               ------------------

                                 MARCH 10, 2003

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Sterling Bancorp ("Company") with respect to the Annual Meeting of Shareholders of the Company to be held on April 15, 2003. Any proxy given by a shareholder may be revoked at any time before it is voted by giving appropriate notice to the Corporate Secretary of the Company or by delivering a later dated proxy or by a vote by the shareholder in person at the Annual Meeting. Proxies in the accompanying form which are properly executed by shareholders and duly returned to the Company and not revoked will be voted for all nominees listed under "Election of Directors" and on other matters in accordance with the Board of Directors' recommendations, unless the shareholder directs otherwise. This proxy statement and the accompanying form of proxy are being mailed to shareholders on or about March 14, 2003.

     The outstanding shares of the Company at the close of business on March 5, 2003 entitled to vote at the Annual Meeting consisted of 11,848,460 Common Shares, $1 par value ("Common Shares"), and 231,870 ESOP Convertible Preferred Shares, Series D ("Preferred Shares"). All outstanding Common Shares and Preferred Shares vote together and not as separate classes.

     The Common Shares and the Preferred Shares are entitled to one vote for each share on all matters to be considered at the meeting and the holders of a majority of such shares, present in person or represented by proxy, constitute a quorum for the transaction of business at the Annual Meeting of Shareholders. Only shareholders of record at the close of business on March 5, 2003 are entitled to vote at the Annual Meeting.

                             ELECTION OF DIRECTORS

     Nine directors, constituting the entire Board of Directors, are to be elected at the Annual Meeting of Shareholders to be held on April 15, 2003, to serve until the next Annual Meeting and until their respective successors have been elected. It is intended that, unless authority to vote for any nominee or all nominees is withheld by the shareholder, a properly executed and returned proxy will be voted in favor of the election as directors of the nominees named below. All nominees are members of the present Board of Directors, eight having been elected at the 2002 Annual Meeting of Shareholders and one having been appointed by the Board of Directors at a Board of Directors meeting held on November 21, 2002. There is no family relationship between any of the nominees or executive officers. In the event that any of the nominees shall not be a candidate, the persons designated as proxies are authorized to substitute one or more nominees, although there is no reason to anticipate that this will occur.

     Assuming the presence of a quorum, directors are elected by a plurality of the votes cast. Abstentions and broker non-votes (arising from the absence of discretionary authority on the part of a broker-dealer to vote shares held in street name for a customer) will have no effect on the election of directors.

     The information set forth below has been furnished by the nominees:

                                                                           YEAR
      NAME, PRINCIPAL OCCUPATION FOR LAST FIVE YEARS,                    ELECTED A
      BUSINESS EXPERIENCE, DIRECTORSHIP OF THE COMPANY                   DIRECTOR
          AND OF STERLING NATIONAL BANK ("BANK"),                         OF THE
     A SUBSIDIARY OF THE COMPANY, AND OTHER INFORMATION         AGE       COMPANY
     --------------------------------------------------         ---      ---------
Robert Abrams                                                   64         1999
  Member, Stroock & Stroock & Lavan, LLP; former Attorney
  General of the State of New York; former Bronx Borough
  President

Joseph M. Adamko*                                               70         1992
  Former Managing Director, Manufacturers Hanover Trust Co.
  (now J.P. Morgan Chase)

Louis J. Cappelli*                                              72         1971
  Chairman of the Board and Chief Executive Officer of the
  Company; Chairman of the Board of the Bank

Walter Feldesman*                                               85         1975
  Counsel, Brown Raysman Millstein Felder & Steiner, LLP

Fernando Ferrer                                                 52         2002**
  President, Drum Major Institute for Public Policy, former
  Bronx Borough President

Allan F. Hershfield                                             71         1994
  President, Resources for the 21st Century; former
  President, Fashion Institute of Technology

Henry J. Humphreys                                              74         1994
  Counselor-Permanent Observer, Mission of the Sovereign
  Military Order of Malta to the United Nations; former
  Chancellor and Chief Operating Officer, American
  Association of the Sovereign Military Order of Malta

John C. Millman*                                                60         1988
  President of the Company; President and Chief Executive
  Officer of the Bank

Eugene T. Rossides*                                             75         1989
  Senior Counsel, Clifford Chance Rogers & Wells LLP; former
  Assistant Secretary, United States Treasury Department

---------------

 * Member of Executive Committee.

** Appointed at regular meeting of the Board of Director of Company held on November 21, 2002.

     Each nominee is a director of the Bank.

     Reference is made to "Security Ownership of Directors and Executive Officers and Certain Beneficial Owners" on page 11 for information as to the nominees' holdings of the Company's equity securities.

EXECUTIVE COMPENSATION AND RELATED MATTERS

     The following table sets forth information concerning the compensation for the Company's last three completed fiscal years with respect to its chief executive officer and the four other most highly compensated executive officers who served as such at December 31, 2002.

                           SUMMARY COMPENSATION TABLE

                                                                          LONG TERM COMPENSATION
                                                       ANNUAL          ----------------------------
                                                    COMPENSATION        RESTRICTED     SECURITIES      ALL OTHER
                                                --------------------      STOCK        UNDERLYING       COMPEN-
      NAME AND PRINCIPAL POSITION        YEAR   SALARY($)   BONUS($)   AWARDS($)(1)   OPTIONS(#)(2)   SATION($)(3)
      ---------------------------        ----   ---------   --------   ------------   -------------   ------------
Louis J. Cappelli                        2002     651,929   825,000     1,378,000        30,000          91,900
  Chairman of the Board and              2001     591,961   825,000                                      93,122
  Chief Executive Officer,               2000     524,321   750,000       988,281        68,750          75,268
  Sterling Bancorp
  Chairman of the Board,
  Sterling National Bank
John C. Millman                          2002     403,639   350,000       275,600        24,000          58,071
  President,                             2001     372,364   350,000                                      37,912
  Sterling Bancorp                       2000     336,190   315,000       474,375        33,000          36,695
  President and Chief Executive
  Officer,
  Sterling National Bank
John W. Tietjen                          2002     207,500   100,000                      24,000          10,456
  Executive Vice President,              2001     190,000    60,000                                      10,239
  Treasurer and Chief Financial          2000     172,500    50,000                      22,000           7,586
    Officer,
  Sterling Bancorp
  Executive Vice President
  Sterling National Bank
John A. Aloisio                          2002     220,000    65,000                      18,000          11,703
  Senior Vice President,                 2001     205,000    55,000                                      10,462
  Sterling Bancorp                       2000     190,000    50,000                      22,000           8,378
  Executive Vice President,
  Sterling National Bank
Howard Applebaum                         2002     169,500    65,000                      12,000           7,284
  Senior Vice President,                 2001     154,400    40,000                                       6,549
  Sterling Bancorp                       2000     142,500    35,000                       8,250           6,835
  Executive Vice President,
  Sterling National Bank

---------------

(1) Effective February 6, 2002 Messrs. Cappelli and Millman were granted 50,000 and 10,000 Common Shares, respectively, which Common Shares are subject to restriction and as to which dividends are payable. Such restrictions lapse as to 25% of the Common Shares on the first through fourth anniversary of the effective date of the grant. Effective February 11, 2000, Messrs. Cappelli and Millman, respectively, were granted 62,500 and 30,000 Common Shares which Common Shares were subject to restrictions and as to which dividends are payable. Such restrictions lapsed immediately as to 25% of the shares, lapsed as to 25% of the shares on February 11, 2001, and lapse as to an additional 25% of the shares subject to the award on each of the second and third anniversaries of the award. As of December 31, 2002, after adjustment to reflect twenty percent stock dividend in 2002, Messrs. Cappelli and Millman, respectively, owned 82,687 and 22,890 Common Shares, subject to restriction valued at $2,176,322 and $602,465.

(2) Effective February 6, 2002 options covering 25,000, 20,000, 20,000, 15,000 and 10,000 Common Shares were granted to Messrs. Cappelli, Millman, Tietjen, Aloisio and Applebaum, respectively. In November 2002 The Board of Directors increased the number of Common Shares underlying all previously granted options and correspondingly decreased the applicable option exercise price to reflect a twenty percent stock dividend declared on November 21, 2002 and paid on December 9, 2002.

(3) Represents for each executive the term life insurance premiums paid by the Company on his behalf, and as to Mr. Cappelli, includes premiums paid by the Company for split-dollar life insurance policies insuring the joint lives of him and his spouse. This insuring of joint lives reduces the premiums paid for the coverage. Premiums paid by the Company will be refunded to the Company on termination of the split-dollar policies. The imputed income with respect to the premium for the term life insurance provided under the split-dollar policies and included in the figure for 2002 was $3,424. The value of the benefits to Mr. Cappelli of the remainder of the premiums paid by the Company on the split-dollar policies and included in the figure for 2002 was $32,205. This does not include any amount with respect to the split-dollar policies entered into in connection with Mr. Cappelli's participation in the Company's Mutual Benefit Exchange Program (see "Retirement Plans" below). As to Messrs. Millman, Tietjen, Aloisio and Applebaum, includes the value of benefits of the premiums paid by the Company on split-dollar policies insuring the life of each executive officer, in the amount of $12,750, $1,151, $2,167 and $177, respectively. Also represents for each executive, his allocable share of the Company's Employee Stock Ownership Plan ("ESOP") compensation expense, and as to Messrs. Cappelli, Millman, Tietjen, Aloisio and Applebaum, $47,725, $38,510, $2,671, $2,909 and $287, respectively, accruing to them for 2002 under the Company's supplemental pension benefit plan (see "Retirement Plans" below) as compensation for Internal Revenue Code limitations on allocations to their ESOP accounts.

     Employment Contracts. The Company has agreements with Messrs. Cappelli and Millman which currently provide for terms extending until December 31, 2007 and December 31, 2005, respectively, and contain change of control provisions entitling each of them to a lump-sum cash payment in an amount equal to three times his average annual compensation during the Company's three fiscal years preceding the date of termination and the continuation of health and similar benefits for a period of 36 months following termination if he is terminated within two years of a change in control. Messrs. Cappelli and Millman each also have thirteen months after a change of control to terminate employment for any reason and receive the severance benefits. These agreements were entered into upon the recommendation of the Board's Compensation Committee in 1993, and approved by the Board of Directors, were amended and restated in 2002 and were further amended in February 2003. The Company also has change of control agreements with other executive officers, including Messrs. Tietjen, Aloisio and Applebaum, providing for guaranteed severance payments equal to two times the annual compensation of the officer and continuation of health and similar benefits for the applicable period if the officer is terminated within two years of a change of control. All change of control agreements provide for cash payments in amounts necessary to insure that the payments made thereunder are not subject to reduction due to the imposition of excise taxes payable under Internal Revenue Service Code Section 4999 or any similar tax.

     Retirement Plans. In November 1984, (1) the Sterling Bancorp/Sterling National Bank Employees' Retirement Plan ("New Plan"), a defined benefit plan which covers all of their respective eligible employees, was adopted and (2) the separate defined benefit plans ("Old Plans") previously maintained by Sterling National Bank and Standard Financial Corporation (since merged into the Company) were terminated, vesting the benefits of the participants in the Old Plans for all years of credited service. The New Plan gives credit for credited service under the Old Plans but provides, in substance, for a participant's vested benefits under the Old Plans to be offset against the benefits to be provided the participant under the New Plan. Accordingly, the retirement benefits to be provided a continuing employee can be determined simply by reference to the provisions of the New Plan.

     An employee becomes eligible for participation in the New Plan upon the attainment of age 21 and the completion of one year of service. All contributions required of the New Plan are made by the employers and no employee contributions are required or permitted.

     The Internal Revenue Code imposes limitations on the retirement benefits payable to more highly compensated employees. The Company has a Supplemental Executive Retirement Plan for designated employees ("Supplemental Plan"), which provides for supplemental retirement payments to such persons in amounts equal to the difference between retirement benefits such persons actually receive under the Company's plans and the amount which would have been received were such Internal Revenue Code limitations not in effect.

     The following table sets forth the estimated annual retirement benefits under the above plans, on a life annuity and guaranteed 10 year certain basis, payable to persons in specified remuneration and years of service classifications, not subject to any offset amount.

                               PENSION PLAN TABLE

  HIGHEST
CONSECUTIVE
 FIVE YEAR
  AVERAGE                             ESTIMATED ANNUAL RETIREMENT BENEFIT AT AGE 65 FOR
COMPENSATION                               REPRESENTATIVE YEARS OF CREDITED SERVICE
  IN LAST      ------------------------------------------------------------------------------------------------
  10 YEARS        10         15         20         25         30         35         40         45         50
------------   --------   --------   --------   --------   --------   --------   --------   --------   --------
 $100,000...   $ 14,760   $ 22,140   $ 29,520   $ 36,900   $ 44,280   $ 51,660   $ 59,040   $ 66,420   $ 73,800
  200,000..      29,760     44,640     59,520     74,400     89,280    104,160    119,040    133,920    148,800
  300,000..      44,760     67,140     89,520    111,900    134,280    156,660    179,040    201,420    223,800
  400,000..      59,760     89,640    119,520    149,400    179,280    209,160    239,040    268,920    298,800
  500,000..      74,760    112,140    149,520    186,900    224,280    261,660    299,040    336,420    373,800
  600,000..      89,760    134,640    179,520    224,400    269,280    314,160    359,040    403,920    448,800
  700,000..     104,760    157,140    209,520    261,900    314,280    366,660    419,040    471,420    523,800
  800,000..     119,760    179,640    239,520    299,400    359,280    419,160    479,040    538,920    598,800
  900,000..     134,760    202,140    269,520    336,900    404,280    471,660    539,040    606,420    673,800
 1,000,000..    149,760    224,640    299,520    374,400    449,280    524,160    599,040    673,920    748,800
 1,100,000..    164,760    247,140    329,520    411,900    494,280    576,660    659,040    741,420    823,800

     Annual benefits are calculated on the highest consecutive five-year average compensation during the ten years preceding retirement as provided in the New Plan.

     The pensions computed under the New Plan are equal to the sum of:

          (1) 1% of the average compensation up to $4,800, multiplied by the number of years of credited service, plus

          (2) 1 1/2% of the average compensation in excess of $4,800, multiplied by the number of years of credited service.

     Average compensation under the New Plan includes salary compensation but not other types of compensation; bonus compensation for designated senior management executives is included under the Supplemental Plan as currently in effect.

     The current number of years of service credited to Messrs. Cappelli, Millman, Tietjen, Aloisio and Applebaum are 51, 26, 13, 12 and 11, respectively.

     The annual benefits shown in the above table are payable at age 65 and are based on average compensation and credited service at age 65. Participants that remain employed beyond age 65 are credited with accruals for years of service after such age. Such participants may elect to receive benefits as early as age 65 while working. Absent this election, the accrued benefit at age 65 (along with any accruals earned subsequent) are actuarially adjusted to reflect the delayed receipt of the benefit.

     In 2000, Mr. Cappelli elected to participate in the Company's Mutual Benefit Exchange Program (the "Program"), pursuant to which he relinquished his right to receive an annual retirement benefit at his then age (69 years, 6 months) of $236,516 under the Supplemental Plan (this amount represents a portion of his then accrued benefit under the defined benefit portion of the Supplemental Plan) in exchange for the Company's payment of premiums under additional split-dollar life insurance policies. Pursuant to calculations prepared for the Company by actuaries, the present value of the cost of these policies to the Company will not exceed the present value of the Supplemental Plan benefits relinquished by Mr. Cappelli under the Program.

Other Plans

     The following tables set forth information as to options granted to each of the executive officers named in the Summary Compensation Table on page 3 in the last fiscal year and as to options held at December 31, 2002 by such executive officers. The options granted to Mr. Cappelli, 15,293 options granted to Mr. Tietjen and 9,293 options granted to Mr. Aloisio in 2002 are nonqualified stock options. The remainder of the options are intended to be incentive stock options.

                       OPTIONS GRANTS IN LAST FISCAL YEAR

                                       NUMBER OF     PERCENT OF
                                       SECURITIES   TOTAL OPTIONS                              GRANT DATE
                                       UNDERLYING    GRANTED TO     EXERCISE OR                 PRESENT
                                       THE OPTION     EMPLOYEES     BASE PRICE    EXPIRATION     VALUE
NAME                                   GRANTED(1)    IN 2002(2)      ($/SH)(3)       DATE        ($)(4)
----                                   ----------   -------------   -----------   ----------   ----------
Louis J. Cappelli....................    30,000         12.89         $22.97       2/06/12      191,100
John C. Millman......................    24,000         10.31         $22.97       2/06/12      109,680
John W. Tietjen......................    24,000         10.31         $22.97       2/06/12      137,207
John A. Aloisio......................    18,000          7.73         $22.97       2/06/12       98,987
Howard M. Applebaum..................    12,000          5.15         $22.97       2/06/12       54,840

(1) The number of Common Shares underlying options granted reflects an adjustments to each option in connection with a twenty percent stock dividend paid by the Company on December 9, 2002. Options granted will vest in accordance with the following schedule: 30,000 options in 2003 for Mr. Cappelli; 3,476 options in 2004, 4,353 options in each of 2005, 2006, 2007 and 2008 and 3,112 options in 2009 for Mr. Millman; 15,293 options in 2003, 4,353 options in 2010 and 4,354 options in 2011 for Mr. Tietjen; and 9,293 options in 2003, 4,353 options in 2010 and 4,354 options in 2011 for Mr. Aloisio; and 4,353 options in each of 2003 and 2004, and 3,294 options in 2005 for Mr. Applebaum (all subject to acceleration under certain circumstances, including a change of control).

(2) The number of securities underlying total options granted, before adjustment for a twenty percent dividend, was 201,000, of which options granted for 7,000 shares were forfeited during 2002.

(3) In order to permit option holders to retain their potential proportionate interest in the Company following payment by the Company on December 9, 2002, of a twenty percent stock dividend, the number of Common Shares underlying options previously granted under the Company's Stock Incentive Plan was increased by twenty percent and the exercise price of all such options was decreased by 16.7 percent. This adjustment was required to ensure that the value of the options was neither increased nor decreased on account of the stock dividend.

(4) In accordance with the rules of the Securities and Exchange Commission, the Black-Scholes option pricing model was chosen to estimate the grant date present value of the options set forth in this table. The Company's use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating the grant date present value: an expected option term of eight years for nonqualified options and four years for qualified options; expected volatility of 25%; dividend yield of 2.95%; and risk-free rate of return of 4.66%. The real value of the options in this table depends upon the actual changes in the market price of Common Shares during the applicable period, and the time at which such options are exercised.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                          NUMBER OF COMMON
                                                          SHARES UNDERLYING
                                                         UNEXERCISED OPTIONS      VALUE OF UNEXERCISED OPTIONS
                                                      -------------------------   -----------------------------
                       SHARES ACQUIRED     VALUE                       NON-                           NON-
        NAME             ON EXERCISE      REALIZED    EXERCISABLE   EXERCISABLE    EXERCISABLE     EXERCISABLE
        ----           ---------------   ----------   -----------   -----------   -------------   -------------
Louis J. Cappelli....      63,513        $1,003,625     395,670       80,829        $4,546,609      $1,001,403
John C. Millman......      66,330        $1,051,061     152,460       35,814        $1,648,324      $  329,630
John W. Tietjen......      17,410        $  316,759      33,057       78,808        $  587,592      $   72,326
John A. Aloisio......      29,253        $  500,378      36,939       71,403        $  394,055      $  896,107
Howard M. Applebaum..       4,573        $   86,472      41,378       12,000        $  470,586      $  816,157

BOARD COMPENSATION REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee's policies applicable to the executive officers are described in the following report.

                         COMPENSATION COMMITTEE REPORT

     The policy of the Company -- adopted by the Board of Directors in 1993 on the recommendation of our Committee is:

          "Company policy should be to make a meaningful part of the compensation of executive officers be based on performance. While the relative importance of performance measures may vary from year to year in line with corporate business plans and the Committee's judgment, the measures would include, amongst other criteria, earnings, return on assets, return on equity, loan and deposit growth."

     With respect to the Company's Chairman and President, their employment agreements, as mandated by our Committee, provide for annual performance bonuses to be based on performance elements set by the Committee together with its evaluation of relevant qualitative factors. Such factors include growth of consolidated earnings, improvement of return on assets and return on equity, and growth of loans, and deposits and customer repurchase agreements. Performance was to represent meaningful growth over the appropriate base period. Given the Company's 2002 performance, total cash bonus amounts of $825,000 and $350,000, respectively, were determined for Messrs. Cappelli and Millman pursuant to the application of objective formulae containing the above criteria implemented in March 2001, under the Company's Key Executive Bonus Plan.

     After considering the Company's achievements in both interest and non-interest income resulting in higher earnings, diversification of business activities, asset and capital growth, and increased awareness in the financial markets and after evaluating the contributions made by Messrs. Cappelli and Millman and the responsibilities undertaken by them, our Committee determined that the terms of their Employment Agreements be extended to December 31, 2007 and December 31, 2005, respectively.

     The Compensation Committee currently intends for compensation paid to the Company's executive officers to be tax deductible to the Company pursuant to
Section 162(m) of the Internal Revenue Code. Section 162(m) provides that compensation paid to executive officers in excess of $1,000,000 cannot be deducted by the Company for federal income tax purposes unless, in general, the compensation is performance-based, is established by an independent committee of Directors, is objective and the plan or agreement providing for compensation has been approved in advance by the shareholders. The Compensation Committee reserves the right to pay compensation which does not satisfy the arbitrary and inflexible conditions of Section 162(m) if, in the judgment of the Compensation Committee, the benefits to the Company of the payment of such compensation outweighs the costs to the Company of failure to satisfy these conditions.

Dated:  February 17, 2003

                  WALTER FELDESMAN, CHAIR   HENRY HUMPHREYS  ALLAN F. HERSHFIELD

PERFORMANCE GRAPH

     The following graph sets forth a comparison of the percentage change in the cumulative total shareholder return on the Company's Common Shares compared to the cumulative total return on the Standard & Poor's 500 Stock Index (the "S&P 500 Index"), and the Keefe, Bruyette & Woods 50 Index ("KBW 50 Index"). The stock price performance shown on the graph below is not necessarily indicative of future performance.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                   AMONG STERLING BANCORP, THE S&P 500 INDEX
                              AND THE KBW 50 INDEX

[COMPARISON LINE GRAPH]

--------------------------------------------------------------------------------
                        12/97     12/98     12/99     12/00     12/01     12/02
--------------------------------------------------------------------------------
 STERLING BANCORP      100.00     96.75     73.19    113.81    171.37    190.06
 S & P 500             100.00    128.58    155.64    141.46    124.65     97.10
 KBW 50                100.00    108.28    104.52    125.48    120.31    112.00

---------------
 * $100 invested on 12/31/1996 in Stock or Index.
   Including reinvestment of dividends.
   Fiscal year ending December 31.

MEETINGS AND ATTENDANCE OF DIRECTORS; CERTAIN COMMITTEES; FEES

     During the year ended December 31, 2002, the Board of Directors of the Company held five regularly scheduled meetings. In addition, various committees of the Board met at regular meetings. No director attended fewer than 75% of the meetings he was required to attend. The Company has standing audit and compensation committees. The Company did not have a nominating committee or a committee performing similar functions in 2002. In 2003 a nominating committee was appointed by the Board of Directors, which will commence activities in 2003 and propose a slate of candidates for the Board of Directors in 2004. Members of the nominating committee are Messrs. Rossides (chair), Humphreys and Hershfield.

     The members of the audit committee ("Audit Committee") are Messrs. Feldesman (chair), Adamko, Humphreys and Rossides. The Audit Committee held five meetings during the year ended December 31, 2002.

     The members of the compensation committee ("Compensation Committee") are Mr. Feldesman (chair), Mr. Humphreys and Mr. Hershfield. None of the members of the Compensation Committee has ever been an officer or employee of the Company or any of the Company's subsidiaries. The Compensation Committee reports to the Board on issues concerning executive officer compensation, including the relationship between compensation and performance and the measures of performance to be considered, and concerning the compensation and other key terms of employment agreements. (See "Compensation Committee Report" on page 7 of this Proxy Statement.) The Compensation Committee held one meeting during the year ended December 31, 2002.

     Directors who are not salaried officers receive fees for attendance at Board and committee meetings. Each eligible director receives $1,250 for attending each Board meeting, $750 for attending each committee meeting, a $500 supplemental payment in December of each year and an annual option for 6,098* Common Shares on the last day the Company's Common Shares are traded in June 2002. Additionally, in 2000, non-employee directors were granted options for 2,904* shares on the last day a trade was reported in June, 2000, and on the last day a trade is reported in each July from July 2001 through July 2004. Moreover, pursuant to the adoption of an automatic grant of options in 2002, non-employee directors will be granted options for 3000* Common Shares on the last day a trade is reported in June, for each of the years 2003 through 2006. The options are nonqualified stock options exercisable in four equal installments, commencing on the first anniversary of the date of grant and expiring on the fifth anniversary of such date; provided, however, that they become immediately exercisable in the event of a change in control of the Company. The exercise price is equal to 100% of the fair market value of the Common Shares on the date of grant. Upon termination of the services of a director who is not also a salaried officer, all options then exercisable may be exercised for a period of three months, except that if termination is by reason of death, the legal representative of such deceased director has six months to exercise all options regardless of whether the decedent could have exercised them. Expenses of directors incurred in traveling to Board and committee meetings are reimbursed by the Company. The Chair of the Audit Committee receives an annual stipend of $7,500 for service in such capacity in lieu of Audit Committee meeting fees. Mr. Adamko, who previously served in the capacity of non-executive Vice Chairman, and continues to serve as a director, received a monthly fee of $3,750 in that capacity until October 2002, but did not receive Board or Committee fees during that period.

FEES TO AUDITORS

  AUDIT FEES

     The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2002 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were $314,500.

  FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     No fees were paid to KPMG LLP by the Company for professional services rendered for information technology services relating to financial information systems design or implementation for the fiscal year ended December 31, 2002.

---------------

* Inclusive of adjustment for stock dividends declared on Common Shares.

  ALL OTHER FEES

     The aggregate fees billed by KPMG LLP for services rendered to the Company, other than the services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees", for the fiscal year ended December 31, 2002 were $339,690. Fees for other non-audit services included fees for tax purposes ($278,050) and audit-related services ($39,000).

     The Audit Committee has considered whether KPMG LLP's provision of non-audit services is compatible with maintaining the auditor's independence.

                             AUDIT COMMITTEE REPORT

     The role of the Audit Committee is to assist the Board in its oversight of the Company's financial reporting process. The Board of Directors has determined that all members of the Committee are "independent," as required by applicable listing standards of The New York Stock Exchange. The Committee operates pursuant to a Charter that was originally adopted by the Board on May 18, 2000, and amended on November 15, 2001. As set forth in the Charter, management of the Company is responsible for the preparation, presentation and integrity of the Company's financial statements, the Company's accounting and financial reporting principles, and internal controls designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company's financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

     In the performance of its oversight function, the Committee has considered and discussed the audited financial statements with management and the independent auditors. The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently modified or supplemented. The Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently modified or supplemented, and has discussed with the independent auditor the auditor's independence from the Company and its management.

     The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not employed by the Company for accounting, financial management or internal control. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent accountants. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles and policies, or internal control and procedures, designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards or that the financial statements are presented in accordance with generally accepted accounting principles.

     Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Charter, the Committee is recommending to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 to be filed with the Securities and Exchange Commission.

                        SUBMITTED BY THE AUDIT COMMITTEE
                      OF THE COMPANY'S BOARD OF DIRECTORS

Walter Feldesman, Chair     Joseph M. Adamko     Henry J. Humphreys    Eugene T.
Rossides

Dated February 20, 2003

TRANSACTIONS WITH THE COMPANY AND OTHER MATTERS

     From time to time, officers and directors of the Company and their family members or associates have purchased or may purchase short-term notes of the Company and certificates of deposit from the Bank on the same terms available to other persons. The Bank also makes loans from time to time to related interests of directors. Such loans are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectability or present other unfavorable features. Mr. Feldesman is counsel to a law firm that the Company retained during its last fiscal year and Mr. Abrams is a partner in a law firm that the Company retained during its last fiscal year.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

     The following table(1) sets forth, as of February 21, 2003, holdings of the Company's Common Shares and Preferred Shares by each present director and each of the executive officers named in the Summary Compensation Table on page 3 and by all directors and executive officers as a group. The Common Shares are traded on The New York Stock Exchange and the closing price on March 5, 2003 was $25.24 per share.

                                                                                NUMBER AND
                                              NUMBER AND                        NATURE OF
                                              NATURE OF                          SERIES D     % OF OUTSTANDING
                                                COMMON                          PREFERRED           ESOP
                                                SHARES                            SHARES         CONVERTIBLE
                                             BENEFICIALLY   % OF OUTSTANDING   BENEFICIALLY   PREFERRED SHARES,
                   NAME                        OWNED(2)      COMMON SHARES       OWNED(2)         SERIES D
                   ----                      ------------   ----------------   ------------   -----------------
Robert Abrams..............................      11,474              *
Joseph M. Adamko...........................      25,169           0.21
Louis J. Cappelli..........................     854,889           6.96             2,990            1.29
Walter Feldesman...........................      31,141           0.26
Fernando Ferrer............................         100              *
Allan F. Hershfield........................      23,951           0.20
Henry J. Humphreys.........................      26,873           0.23
John C. Millman............................     367,997           3.06             2,908            1.25
Eugene T. Rossides.........................      19,450           0.16
John W. Tietjen............................      83,249           0.70             2,647            1.14
John A. Aloisio............................      89,132           0.75             2,751            1.19
Howard Applebaum...........................      51,715           0.43             2,437            1.05
All directors and executive officers as a
  group (12 in group)......................   1,585,140          12.48            13,733            5.92

---------------

* Less than .1 of 1%

     (1) For purposes of this table "beneficial ownership" is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, pursuant to which a person or group of persons is deemed to have "beneficial ownership" of any Common Stock that such person or group has the right to acquire within 60 days after February 21, 2003. For purposes of computing the percentage of outstanding Common Stock held by each person or group of persons named above, any shares that such person or group has the right to acquire within 60 days after February 21, 2003 are deemed outstanding but are not deemed to be outstanding for purposes of computing the percentage ownership of any other person or group.

     (2) Each director and officer has sole voting and investment power with respect to the securities indicated above to be owned by him, except that in the case of Messrs. Millman, Tietjen, and Aloisio, shares shown as owned include 7,035; 134; and 4 Common Shares, respectively, held in profit sharing plans as to which they have power to direct the vote, and the Preferred Shares, set forth above, held by the Company's Employee Stock Ownership Trust upon which they are currently entitled to direct the vote. The shares shown as owned include as to Mr. Abrams, 11,323 Common Shares; as to Mr. Adamko, 16,221 Common Shares, as to Mr. Humphreys, 16,493 Common Shares, as to Messrs. Feldesman, Hershfield, and Rossides, 17,421 Common Shares; as to Messrs. Cappelli, Millman, Tietjen, Aloisio and Applebaum and all directors and executive officers as a group, 438,372; 162,294; 55,008; 52,390; 45,731; and 850,095 Common Shares,
respectively, covered by outstanding stock options exercisable within 60 days and, as to Messrs. Cappelli and

Millman, include 45,000 and 9,000 Common Shares, respectively, granted under the Company's Stock Incentive Plan as to which they do not have sole investment power.

     In addition, the shares shown as owned by Mr. Adamko include 3,068 shares owned by his wife, the shares shown as owned by Mr. Cappelli include 452 Common Shares owned by his wife, the shares shown as owned by Mr. Millman include 760 shares owned by his wife and 186 shares owned by his wife as custodian, and the shares shown as owned by Mr. Aloisio include 248 shares owned by his son and 121 shares owned by his wife, beneficial ownership of which each of them disclaims.

     The following table sets forth the persons or groups known to the Company to be the beneficial owner of more than five percent of the outstanding Common Shares based upon information provided by them to the Company as of February 21, 2003.

                                                               NUMBER AND
                                                                NATURE OF
                                                              COMMON SHARES     APPROXIMATE
                                                              BENEFICIALLY     PERCENTAGE OF
                      NAME AND ADDRESS                          OWNED (1)          CLASS
                      ----------------                        -------------    -------------
FMR Corp.,
Edward C. Johnson 3d, and Abigail P. Johnson,
Fidelity Management & Research Company......................    1,192,096(2)       10.05
82 Devonshire Street
Boston, Massachusetts 02109

Louis J. Cappelli...........................................      854,889(3)        6.96
650 Fifth Avenue
New York, New York 10019

Dimensional Fund Advisors Inc. .............................      650,054(4)        5.48
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401

Certain Barclays Bank related entities .....................      637,966(5)        5.38
45 Fremont Street
San Francisco, California 94105

---------------
     (1) See Footnote 1, page 11, for definition of "beneficial ownership."

     (2) The number and nature of the Common Shares beneficially owned are set forth in a statement on Schedule 13G filed with the Securities and Exchange Commission on February 14, 2003 by FMR Corp., Edward C. Johnson 3d, and Abigail
P. Johnson. According to said schedule, Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp. and an investment adviser, is the beneficial owner of 1,163,568 of the Common Shares set forth in the above table as a result of acting as investment adviser to various investment companies ("Fidelity Funds"). Fidelity states that one Fidelity Fund, Fidelity Low Priced Stock Fund, owns 1,163,568 of the Common Shares owned by Fidelity. Edward C. Johnson 3d, Chairman of FMR Corp., FMR Corp. (through its control of Fidelity), and the Fidelity Funds each has sole dispositive power with respect to 1,163,568 Common Shares, but do not have the sole power to vote or direct the voting of the Common Shares owned directly by the Fidelity Funds, which power resides with the Funds' Board of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Board of Trustees. 28,528 Common Shares set forth in the above table are beneficially owned by Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Exchange Act, as a result of its serving as investment manager of certain institutional accounts. Edward C. Johnson 3d and FMR Corp. (through its control of Fidelity Management Trust Company) each has sole dispositive power and sole power to vote, or direct the voting of, 28,528 Common Shares. Through their ownership of voting common stock of FMR Corp. and the execution of a shareholders' voting agreement with respect to FMR Corp., Edward

C. Johnson 3d, Abigail P. Johnson, and other members of the Johnson family may be deemed to form a controlling group with respect to FMR Corp.

     (3) See Footnote 2, page 11 for number and nature of the Common Shares.

     (4) The number and nature of the Common Shares beneficially owned are set forth in a statement on Schedule 13G filed with the Securities and Exchange Commission on February 3, 2003 by Dimensional Fund Advisors Inc. ("Dimensional"). According to said schedule, Dimensional is an investment advisor, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. (These investment companies, trusts and accounts are the "Funds"). In its role as investment advisor or manager, Dimensional states that it possesses both voting and/or investment power over the Common Shares set forth in the above table that are owned by the Funds and that all such are owned by the Funds, and Dimensional disclaims beneficial ownership of such securities. Further, Dimensional has advised the Company that no one of these advisory clients, to the knowledge of Dimensional, owns more than 5% of the class.

     (5) The number and nature of the Common Shares beneficially owned are set forth in a statement on Schedule 13G filed with the Securities and Exchange Commission on February 10, 2003 by certain Barclays Bank related entities. According to such schedule the reporting entities are Banks. Barclays Global Investors, NA has the sole voting power and sole dispositive power for 567,431 shares of Common Stock, Barclays Global Fund Advisors has the sole voting and sole dispositive power for 70,535 shares of Common Stock and together have the power to vote or to direct the vote and the power to dispose or to direct the disposition of 637,966 shares. The shares are reported to be held in trust accounts for the economic benefit of the beneficiaries of those accounts.

     Sterling Bancorp and Subsidiaries Employee Stock Ownership Trust (whose address is 650 Fifth Avenue, New York, NY 10019, Attn: Trust Dept.), established pursuant to the Sterling Bancorp and Subsidiaries Employee Stock Ownership Plan ("ESOP"), owns all outstanding shares of ESOP Convertible Preferred Shares, Series D, each share of which is convertible into 1.5267 Common Shares. The ESOP Convertible Preferred Shares, Series D carries one vote per share, and votes along with the Common Shares as a single class. Participants vote shares allocated to their respective ESOP accounts, and receive passed through voting rights with respect to unallocated shares based on relative ESOP account balances. Any Shares with respect to which voting instructions are not received are to be voted by the ESOP Committee.

     Except as set forth above, the Company does not know of any person that owns more than 5% of any class of the Company's voting securities.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely on the review of the Forms 3, 4 and 5 furnished to the Company and certain representations made to the Company, the Company believes that the only filing deficiencies under Section 16(a) by its directors, executive officers and 10 percent holders were one late report filed by Eugene T. Rossides, a director, reporting the 2002 year-end contribution of 2,456 shares to two charitable institutions; one late report filed by Allan F. Hershfield, a director, reporting the sale of 315 shares of stock in 2000, and one late report filed by Joseph M. Adamko, a director, reporting a purchase by his spouse of 500 shares of stock in 1994 and a gift of 100 shares of stock to a college in 2000. An amendment to certain Form 4s was filed by Mr. Adamko to correct inadvertent errors.

                                    GENERAL

INDEPENDENT PUBLIC ACCOUNTANTS

     Representatives of KPMG LLP, which firm audited the financial statements for the Company's fiscal year ending December 31, 2002, are expected to be present at the Annual Meeting of Shareholders. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

2004 ANNUAL MEETING

     Any shareholder who may desire to submit under the Securities and Exchange Commission's shareholder proposal rule (Rule 14a-8) a proposal for inclusion in the Company's proxy and proxy statement for the 2004 Annual Meeting of Shareholders currently scheduled to be held on April 15, 2004, must present such proposal in writing to the Company at 650 Fifth Avenue, New York, New York 10019-6108, Attention: Monica Lercher, Corporate Secretary, not later than the close of business on November 9, 2003. Under the Company's Bylaws, any shareholder who desires to submit a proposal outside of the process provided by the Securities and Exchange Commission's shareholder proposal rule (Rule 14a-8) or desires to nominate a director at the 2004 Annual Meeting of Shareholders must provide timely notice thereof in the manner and form required by the Company's Bylaws by February 18, 2004 (but not before January 16, 2004). If the date of the 2004 Annual Meeting should change, such deadline would also change.

OTHER

     Management knows of no other business to be presented to the Annual Meeting of Shareholders, but if any other matters are properly presented to the meeting or any adjournments thereof, the persons named in the proxies will vote upon them in accordance with their best judgment.

     The cost of the solicitation of proxies will be borne by the Company. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies by personal interview, telephone or telegram. The Company reimburses brokerage houses, custodians, nominees and fiduciaries for their expenses in forwarding proxies and proxy material to their principals. The Company has retained Morrow & Co., Inc. to assist in the solicitation of proxies, which firm will, by agreement, receive compensation of $3,500, plus expenses, for these services.

     The Annual Report to Shareholders (which is not a part of the proxy soliciting material) for the fiscal year ended December 31, 2002 accompanies this Notice and Proxy Statement.

     THE COMPANY FILES WITH THE SECURITIES AND EXCHANGE COMMISSION AN ANNUAL REPORT ON FORM 10-K. A COPY OF THE REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, WILL BE FURNISHED, WITHOUT CHARGE, TO ANY SHAREHOLDER SENDING A WRITTEN REQUEST THEREFOR TO JOHN W. TIETJEN, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, STERLING BANCORP, 650 FIFTH AVENUE, NEW YORK, NY 10019-6108.

                                          STERLING BANCORP
Dated:  March 10, 2003

                                STERLING BANCORP

                   650 FIFTH AVENUE, NEW YORK, NY 10019-6108

                            [STERLING BANCORP LOGO]

PROXY                                          THIS PROXY IS SOLICITED ON BEHALF
                                                       OF THE BOARD OF DIRECTORS


                                STERLING BANCORP

             ANNUAL MEETING OF SHAREHOLDERS, TUESDAY APRIL 15, 2003

     The undersigned appoints Louis J. Cappelli, John C. Millman and Henry J. Humphreys, or any one of them, attorneys and proxies with power of substitution, to vote all of the Common Shares and Preferred Shares of Sterling Bancorp standing in the name of the undersigned at the Annual Meeting of Shareholders on Tuesday, April 15, 2003, and all adjournments thereof, hereby revoking any proxy heretofore given.


                   THIS PROXY IS CONTINUED ON THE REVERSE SIDE
              PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY




--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -

                                                    PLEASE MARK
                                                   YOUR VOTES AS
                                                   INDICATED IN
                                                   THIS EXAMPLE    /X/


    THE BOARD OF DIRECTORS RECOMMENDS A VOTE           FOR           WITHHOLD
                       FOR                         All Nominees  For All Nominees
1. ELECTION OF DIRECTORS                               / /             / /

   01 Robert Abrams, 02 Joseph M. Adamko,

   03 Louis J. Cappelli, 04 Walter Feldesman, 05 Fernando Ferrer

   06 Allan F. Hershfield, 07 Henry J. Humphreys,

   08 John C. Millman, 09 Eugene T. Rossides.

To withhold authority to vote for any individual nominee(s) write that nominee's name in the space provided.

________________________________________________________________________________


2. In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                                    THIS PROXY WILL BE VOTED AS DIRECTED BY THE
                                    SHAREHOLDER IN THE MANNER DIRECTED HEREIN.
                                    IF NO DIRECTION IS MADE, THIS PROXY WILL BE
                                    VOTED "FOR ALL NOMINEES" IN ITEM 1.

SIGNATURE_______________________ SIGNATURE_______________________ DATE__________

PLEASE MARK, DATE, AND SIGN AS YOUR NAME APPEARS ABOVE AND RETURN IN THE ENCLOSED ENVELOPE. IF ACTING AS EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN, ETC., YOU SHOULD SO INDICATE WHEN SIGNING. IF THE SIGNER IS A CORPORATION, PLEASE SIGN THE FULL CORPORATE NAME, BY DULY AUTHORIZED OFFICER. IF SHARES ARE HELD JOINTLY, EACH SHAREHOLDER NAMED SHOULD SIGN.

--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -

                      VOTE BY INTERNET OR TELEPHONE OR MAIL
                          24 HOURS A DAY, 7 DAYS A WEEK

       INTERNET AND TELEPHONE VOTING IS AVAILABLE THROUGH 11PM EASTERN TIME
                 THE BUSINESS DAY PRIOR TO ANNUAL MEETING DAY.

    YOUR INTERNET OR TELEPHONE VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.

                                    INTERNET
                           http://www.eproxy.com/stl

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.

                                       OR

                                    TELEPHONE
                                 1-800-435-6710

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.

                                       OR

                                      MAIL

                              Mark, sign and date
                                your proxy card
                                      and
                                return it in the
                             enclosed postage-paid
                                   envelope.


              IF YOU VOTE YOUR PROXY BY INTERNET OR BY TELEPHONE,
                  YOU DO NOT NEED TO MAIL BACK YOUR PROXY CARD.